SHAREHOLDER SERVICES AGREEMENT
                                     BETWEEN
                        DREYFUS FOUNDERS FUNDS, INC. AND
                           DREYFUS SERVICE CORPORATION

      AGREEMENT (this "Agreement") made as of the 1st day of May, 2003, by and between Dreyfus Founders Funds, Inc., a Maryland corporation (the "Fund"), and Dreyfus Service Corporation, a New York corporation ("DSC").

      WHEREAS, the Fund is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

      WHEREAS, DSC is registered as a broker-dealer under the Securities Exchange Act of 1934, and engages in the business of acting as a distributor of shares of mutual funds, including the Fund, and providing certain services to mutual fund shareholders; and

      WHEREAS, the Fund desires to retain DSC to perform certain services for the Fund and for the holders of the Fund's Class F shares, and DSC desires to perform such services on the terms and conditions hereinafter set forth; and

      WHEREAS, the Fund has entered into an Amended and Restated Transfer Agency Agreement (the "TA Agreement") with Dreyfus Transfer, Inc. ("DTI"), pursuant to which DTI provides transfer agent services to the Fund and the holders of the Fund's Class F shares; and

            WHEREAS, DSC has entered into arrangements with third parties which provide sub-transfer agency, recordkeeping, investor services, and/or other administrative services (the "Third Party Services") to participants in 401(k) and other tax-qualified retirement programs and to participants in other arrangements (the "Participants"), pursuant to which the third party establishes one or more omnibus accounts with the Fund, into which investments of the Participants are pooled in the Fund's Class F shares; and

      WHEREAS, in establishing such omnibus accounts and providing the Third Party Services, the third parties effectively reduce or eliminate the need for Services to be provided on behalf of the Participants by DSC or DTI; and

      WHEREAS, a third party may charge a basis point fee method or other fee method to DSC or the Fund to compensate it for providing the Third Party Services to Participants (the "Third Party Fee");

      NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Fund and DSC agree as follows:

      1. SERVICES. The Fund hereby retains DSC to provide the services outlined on Exhibit A hereto (the "Services") with respect to the Fund's Class F shares,

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which exhibit is incorporated  herein by this reference.  DSC shall at all times use reasonable care, due diligence, and act in good faith in performing its duties under this Agreement.

      2. STAFF MAINTENANCE. DSC shall, at its own expense, maintain such staff and employ or retain such personnel as it shall from time to time determine to be necessary or useful to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, such staff and personnel may include officers of DSC and persons employed or otherwise retained by DSC to provide or assist in providing services to mutual funds other than those Services to be provided to the Fund pursuant to this Agreement.

      3. FACILITIES. DSC shall, at its own expense, provide such office space, facilities, equipment, and other property or resources as shall be necessary to provide the Services to the Fund.

      4. FUND INFORMATION. The Fund will, from time to time, furnish or otherwise make available to DSC such information relating to the business and affairs of the Fund as DSC may reasonably require in order to discharge its duties and obligations hereunder.

      5. FEES. The Fund shall pay to DSC a prorated monthly fee equal on an annual basis to $24.00 for each shareholder account in the Class F shares of the Fund considered to be an open account at any time during the month. This fee shall provide for the payment of the following:

            a. The services rendered and facilities furnished by DSC under this Agreement; and

            b. The services rendered and facilities furnished by DTI with respect to the holders of the Fund's Class F shares pursuant to the TA Agreement.

      In addition to the $24.00 per account fee, DSC will also be entitled to reimbursement from the Fund for all reasonable out-of-pocket expenses incurred by DSC in connection with the performance of Services under this Agreement, and DTI will also be entitled to reimbursement from the Fund for all reasonable out-of-pocket expenses to the extent provided in the TA Agreement.

      Out-of-pocket expenses with respect to this Agreement shall include, but are not limited to, expenditures for postage, envelopes, banking fees, courier fees, overnight mail fees, computer hardware and software licensing fees, checks, continuous forms, reports and statements, telephone line charges, telegraph, stationery, supplies, costs of outside mailing firms, record storage costs and media for storage of records (e.g., microfilm and computer tapes).

      Any other expenses incurred by DSC at the request or with the consent of the Fund will be reimbursed promptly by the Fund.

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      The  monthly  fee  described  in  this  Section  5 and  any  out-of-pocket reimbursements due to DSC pursuant to this Section shall be payable to DSC on the first business day of the calendar month next succeeding the month in which the services are rendered, or as soon thereafter as such reimbursements can be determined.

      In instances in which third parties establish omnibus accounts with the Class F shares of one or more of the Series which represent pooled accounts of Participants whose Third Party Services are being provided by the third party or its agent and not by DSC and/or DTI, Class F of the Series will pay the third party, or reimburse DSC or its agents for paying the third party, a Third Party Fee in an amount which shall not be in excess of the $24.00 account fee for each Participant account.

      Any fees paid by the Fund to a third party, or to DSC or its agents as reimbursement for payment by DSC or its agents to a third party, in consideration of its providing Third Party Services shall be calculated monthly at the rate of 1/12th of an annual fee not to exceed $24.00 per Participant account, and shall be paid no more frequently than monthly. Such payments shall be made for a Participant account in the month that it opens or closes, as well as in each month in which the Participant account remains open, regardless of its account balance.

            6. ACCESS TO DSC'S RECORDS. DSC will permit representatives of the Fund, including the Fund's independent auditors, to have reasonable access to the personnel and records of DSC in order to enable such representatives to monitor the quality of services being provided and the level of fees and reimbursements due DSC pursuant to this Agreement. In addition, DSC shall promptly deliver to the Board of Directors of the Fund such information as may reasonably be requested from time to time to permit the Board of Directors to make an informed determination regarding the rendering of the Services, the continuation of this Agreement, and the payments contemplated to be made hereunder.

      7. LIABILITY AND INDEMNIFICATION. So long as DSC shall act in good faith, without negligence and without willful misconduct in performing its duties under this Agreement, DSC shall not be responsible for, and the Fund shall indemnify and hold DSC harmless from and against, any and all losses, liabilities, claims, demands, suits, costs, and expenses (including reasonable attorneys' fees) which may be asserted against DSC or for which DSC may be held to be liable, which arise out of, or are attributable to, DSC's discharge of its responsibilities and obligations imposed by this Agreement.

      The Fund shall not be responsible for, and DSC shall indemnify and hold the Fund harmless from and against, any and all losses, liabilities, claims, demands, suits, costs, and expenses (including reasonable attorneys' fees) which may be asserted against the Fund or for which the Fund may be held to be liable,

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

which arise out of, or are attributable to, any negligence, willful misconduct, or lack of good faith of DSC in discharging the responsibilities and obligations imposed upon DSC by this Agreement.

      DSC and the Fund agree that each shall promptly notify the other in writing of any situation which represents or appears to involve a claim which may be the subject of indemnification hereunder, although the failure to provide such notification shall not relieve the indemnifying party of its liability pursuant to this Section 7. The indemnifying party shall have the option to defend against any such claim. In the event the indemnifying party so elects, it will notify the indemnified party and shall assume the defense of such claim, and the indemnified party shall cooperate fully with the indemnifying party, at the indemnifying party's expense, in the defense of such claim. Notwithstanding the foregoing, the indemnified party shall be entitled to participate in the defense of such claim at its own expense through counsel of its own choosing. The indemnified party shall not enter into any settlement of such matter without the written consent of the indemnifying party, which consent shall not unreasonably be withheld. The indemnifying party shall not be obligated to indemnify the indemnified party for any settlement entered into without the written consent of the indemnifying party. If the consent of the indemnified party is required to effectuate any settlement and the indemnified party refuses to consent to any settlement negotiated by the indemnifying party, the liability of the indemnifying party for losses arising out of or due to such matter shall be limited to the amount of the rejected proposed settlement, provided that the rejected proposed settlement does not require the indemnified party to perform any action (other than executing the settlement agreement) or incur any liability not otherwise required by this Agreement.

      The obligations of DSC and the Fund pursuant to this Section 7 shall survive the termination of this Agreement.

      8. EFFECT OF AGREEMENT. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Articles of Incorporation or its By-Laws or any applicable law, regulation or order to which it is subject or by which it is bound, or to relieve or deprive the directors of the Fund of their overall responsibility for and control of the conduct of the business and affairs of the Fund.

      9. TERM AND TERMINATION. This Agreement shall remain in effect until no later than August 31, 2004, and shall remain in effect from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the directors of the Fund who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such party, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, that (a) the Fund may, at any time and without the payment of any penalty, terminate this Agreement upon 90 days' written notice to DSC; (b) the Agreement shall immediately terminate in the event of its

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assignment  (within the meaning of the Act and the Rules thereunder)  unless the
Board of Directors of the Fund approves such assignment; and (c) DSC may terminate this Agreement without payment of penalty on 180 days' written notice to the Fund. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at the principal office of such party.

      10. APPLICATION OF LAW. This Agreement shall be construed in accordance with the laws of the State of Colorado and the applicable provisions of the Act. To the extent the applicable law of the State of Colorado or any of the provisions herein conflict with the applicable provision of the Act and other applicable laws, the latter shall control.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.



                              DREYFUS FOUNDERS FUNDS, INC.


                              By:  /s/ Richard W. Sabo
                                   -------------------------------------
                                   Richard W. Sabo, President



                              DREYFUS SERVICE CORPORATION


                              By:  /s/ J. David Officer
                                   -------------------------------------
                                   J. David Officer, President







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                                    EXHIBIT A
                                       TO
                         SHAREHOLDER SERVICES AGREEMENT
                                     BETWEEN
                        DREYFUS FOUNDERS FUNDS, INC. AND
                           DREYFUS SERVICE CORPORATION

The following Services will be provided by DSC to the holders of the Fund's Class F shares:

1.    TELEPHONE SERVICES

      DSC's personnel will receive and process all telephone requests received by DSC to: add or delete services for an account, explain Fund or market conditions and/or performance, perform research into account problems and correct such problems, and other matters related to account servicing; change an account address or distribution option; or correct a registration or account error.

2.    RETIREMENT SERVICES

      a. PROTOTYPE RETIREMENT PLANS. DSC's personnel will ensure that employers have all the necessary forms to administer their plans on prototype non-TRAC2000 retirement plan documents (TRAC2000 retirement plans are serviced on behalf of the Fund by a third party, pursuant to separate contract).

      b. REVIEW OF RETIREMENT ACCOUNTS. DSC's personnel will periodically review retirement account information and advise investors before reaching age 70-1/2 that a distribution may be required.

3.    QUALITY CONTROL

      DSC's personnel will periodically conduct a quality control audit on telephone purchase, redemption and exchange requests, and account changes received by DTI. DSC will provide quality control with respect to other aspects of the transfer agent's operations, such as the transfer agent's resolution of shareholder inquiries. DSC will perform quality control for all telephone transactions for retirement plans.

4.    TRAINING

      DSC will continually provide training to DSC or DTI personnel, as applicable, with regard to processing exchanges and redemptions, maintaining accounts, liquidating accounts, transferring accounts, answering questions concerning "B" notices, and servicing mutual fund accounts.

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5.    CORRESPONDENCE

      a. SHAREHOLDER INQUIRIES. DSC's personnel will respond to shareholder inquiries received by DSC by telephone, mail, or e-mail through comments@founders.com, and to the extent feasible will resolve such inquiries.

      b. GERMAN SHAREHOLDERS. DSC's personnel will provide specialized service to German shareholders as may be necessary and appropriate.

      c. DUE DILIGENCE. DSC will request the mailing of W-8 and W-9 forms to shareholders to ensure that the Fund is complying with IRS regulations.

      d. REQUESTS FOR INFORMATION. DSC will respond to requests it receives from shareholders for additional prospectuses.

6.    SHORT-TERM TRADERS

      . DSC will monitor shareholder accounts to uncover abuses of the telephone exchange privilege described in the prospectus.

7.    LARGE MONEY MANAGERS

      DSC will assign one or more contact persons to communicate with large money managers and to ensure that their transactions are timely and properly conducted and their accounts are set up correctly and continually updated.






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